UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

August 16, 2012

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85,008
(Address of principal executive offices)	(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On August 17, 2012, ON Semiconductor Corporation committed to a cost reduction program to align our costs to the slower growth environment (“Plan”). The Plan includes the elimination in workforce of approximately 250 employees, with the majority to be exited by the end of the third quarter of 2012. As a result of the Plan we expect to incur severance and related costs ranging from $11.0 million to $14.0 million for the three months ended September 28, 2012.

The above amounts are preliminary and subject to change as we finalize our assessment of the charges.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) - (d) Not applicable.

(e) On August 16, 2012, the Compensation Committee (“Compensation Committee”) of the Board of Directors of ON Semiconductor Corporation (the “Corporation”) canceled the Corporation’s annual cash incentive program under the Corporation’s Amended and Restated Stock Incentive Plan for its most senior executives and certain other designated employees, including our “named executive officers” identified in the Corporation’s proxy statement for the 2012 annual meeting of stockholders filed with the Securities and Exchange Commission on April 5, 2012 (“Proxy Statement”), which include Keith D. Jackson, President and Chief Executive Officer; Donald A. Colvin, Executive Vice President and Chief Financial Officer; Robert Mahoney, Executive Vice President, Sales and Marketing; W. John Nelson, Executive Vice President, Chief Operating Officer; and George H. Cave, Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary. The annual cash incentive program for 2012 is described in the Corporation’s Proxy Statement under the heading “Compensation Discussion and Analysis - Elements of our Compensation Program - 2012 Program Revisions.” The Corporation canceled the annual cash incentive program as part of a number of cost cutting measures designed to bring the Corporation’s spending in line with revenue projections in light of the current global economic uncertainties and conservative order trends from the Corporation’s customers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: August 21, 2012	By:	/s/ KEITH JACKSON
	Name:	Keith Jackson
	Title:	Chief Executive Officer and President

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